Exhibit m(iv) under Form N-1A
                                          Exhibit 1 under Item 601/Reg. S-K
                                     FORM OF
                                    EXHIBIT D
                                     to the
                                      Plan

                              MARSHALL FUNDS, INC.

                           Marshall Equity Income Fund
                         Marshall Government Income Fund
                         Marshall Intermediate Bond fund
                        Marshall International Stock Fund
                     Marshall Large-Cap Growth & Income Fund
                          Marshall Mid-Cap Growth Fund
                           Marshall Mid-Cap Value Fund
                         Marshall Small-Cap Growth Fund

                                 Class A Shares


     This Plan is adopted by the Marshall Funds, Inc. with respect to the portfolio of the Corporation set forth above.

      In compensation for the services provided pursuant to this Plan, FSC will be paid a monthly fee computed at the annual rate of .25 of 1% of the average aggregate net asset value of Marshall Equity Income Fund, Marshall Government Income Fund, Marshall Intermediate Bond Fund, Marshall International Stock Fund, Marshall Large-Cap Growth & Income Fund, Marshall Mid-Cap Growth Fund, Marshal Mid-Cap Value Fund and Marshall Small-Cap Growth Fund, portfolios of Marshall Funds, Inc., held during the month.

      Witness the due execution hereof this            day of           , 1998.


                                    Marshall Funds, Inc.


                                    By:
                                    Name:
                                    Title: